NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

SECURED CONVERTIBLE PROMISSORY NOTE

$______________	_______________, 2011

For value received, rVue Holdings, Inc., a Nevada company (the “Company”), promises to pay to                       or [his/her/its] permitted assign (the “Holder”), the principal sum of                    Dollars ($                       ) together with interest thereon from the date of issuance of this Note.  Simple interest shall accrue from the date of issuance of this Note on the unpaid principal amount at a rate equal to six percent (6%) per annum based on a 365-day year, payable upon maturity; provided, however, that upon the occurrence of, and during the continuance of, an Event of Default (as defined herein), interest shall accrue from the date of such Event of Default on the unpaid principal amount of this Note at a rate equal to eight percent (8%) per annum, based on a 365-day year.  This Note is issued pursuant to, and is subject to the terms and conditions of, that certain Promissory Note Purchase Agreement dated as of the date hereof by and between the Company and the Holder (the “Purchase Agreement”) and one of a series of Convertible Promissory Notes of like tenor to be funded by one or more investors for an aggregate principle amount (including this Note) of up to Two Million Dollars ($2,000,000). Such Notes are referred to herein as the “Notes,” and the holders thereof are referred to herein as the “Holders.”

 1.           Maturity; Payment.  To the extent not previously converted in accordance with the terms of this Note, the Company shall repay the outstanding principal balance of this Note, and any accrued but unpaid interest then due and payable on this Note, in full on November 30, 2012 (the “Maturity Date”). All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company.  All payments received shall be applied first to the accrued and unpaid interest then due and payable on this Note and then against the outstanding principal balance of this Note.

2.           Prepayment. The outstanding principal balance payable to the Holder hereunder may be prepaid at any time, without penalty, provided the Company first gives the Holder at least ten (10) days advance notice of its intent to prepay this Note.  Upon receipt of such notice, the Holder may elect to convert all or a portion of the principal of this Note into Shares (defined below) as set forth in Section 3 in lieu of accepting prepayment. All prepayments so permitted shall be applied in the order provided in Section 1.

3.           Conversion.

3.1   Voluntary Conversion of Principal and Interest. Provided that a strategic investment, i.e. an investment in the Company by an entity considered to be strategic by the Company’s board of Directors (“Strategic Investment”) is closed by the Company prior to the Maturity Date, all of the unpaid balance and interest will be convertible at the option of the Holder into common shares (“Shares”) of the company at the conversion rate of 75% of the Share price established for the strategic investment (the “Conversion Price”). In the event that a strategic investment is made by means of an instrument other than Shares (e.g. Preferred Stock or Convertible Preferred Stock (“Preferred”)) then the Holder will have the option to convert at the conversion rate of 70% of the Share Price that the Preferred is convertible into. If no Strategic Investment is closed by the Company by the Maturity Date, all of the unpaid principal and interest due hereunder, will be due and payable, and may, at the option of the holder be converted into Shares at a conversion price of $0.25.

3.2         Mechanics of Conversion.   If the Holder wishes to convert all or a portion of the unpaid principal and interest of this Note into Shares, the Holder shall give written notice (the “Election to Convert Notice”) by mail, postage prepaid or by hand delivery to the Company at least sixty (60) days prior to the Maturity Date that the Holder elects to convert this Note, specifying the amount of principal and interest to be converted, and the name or names in which the certificate representing the Shares are to be issued.  The Holder shall surrender this Note to the Company, duly endorsed, along with the Holder’s Election to Convert Notice,  the form of which is attached hereto as Exhibit A.  If the Holder elects to convert all of the then outstanding principal and interest of this Note, the Company will mark this Note “Converted and Cancelled” and the Company may destroy this Note.  If the Holder elects to convert less than all of the outstanding principal and interest of this Note, then the Company will mark this Note “Converted in Part” indicating the amount of principal converted and will promptly return this Note to the Holder.

3.3         Adjustments.

(a)           Adjustments for Subdivision or Combination. If the Company shall at any time while this Note is outstanding: (i) subdivide the outstanding Shares into a larger number of Shares (either by a split of the Shares or by distributions to members of the Company  payable in  additional Shares) or (ii) combine (including by way of reverse Share split) outstanding Shares into a smaller number of Shares, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of Shares outstanding immediately before such event and of which the denominator shall be the number of Shares outstanding immediately after such event.  Any adjustment made pursuant to this Section 3.3 shall become effective immediately after the effective date in the case of a subdivision or combination.

(b)           Notice of Adjustment.  Upon any adjustment or other change relating to the Shares issuable upon conversion of this Note, then and in each such case the Company shall give written notice thereof to the Holder, which notice shall state the new Conversion Price, the increase or decrease, if any, in the number or other denomination of the Shares issuable upon the conversion pursuant to this Section 3 and the amount of other property receivable upon such conversion, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

4.           Secured Obligation.  The obligations of the Company under this Note are secured by certain assets of the Company pursuant to that certain Security Agreement, dated as of the date hereof, by and among the Company and the other parties thereto.

5.           Default.  For purposes of this Note, the term “Event of Default” shall include any of the following:

(a)           The failure by the Company to pay the principal and interest therein in full on the Maturity Date;

(b)           A material breach by the Company of any other term or provision of this Note or the Purchase Agreement; provided, however that the Company shall have ten (10) days to cure such default after the Company received written notice from the Holder of the occurrence thereof; and

(c)           The filing of a petition in bankruptcy or under any similar insolvency law by the Company, the making of an assignment for the benefit of creditors by the Company, or if any voluntary petition in bankruptcy or under any similar insolvency law is filed against the Company and such petition is not dismissed within sixty (60) days after the filing thereof.

If the Event of Default is pursuant to Sections 5(a) or 5(c), or if the Company is unable to cure its Event of Default under Section 5(b) within such ten (10) day period, the Holder may, at its option and for so long as such default is continuing, accelerate repayment of the portion of the unpaid principal balance of this Note, in which case such unpaid principal balance and all interest accrued thereon shall be due and payable immediately.

The Holder shall have all rights and remedies available to it upon any Event of Default.

6.           Pari Passu.   The Notes shall rank equally without preference or priority of any kind over one another, and all payments on account of principal and interest with respect to any of such Notes shall be applied ratably and proportionately on all outstanding Notes on the basis of the original principal amount of outstanding Notes.

7.           Miscellaneous.

7.1           Waiver of Presentment and Notice. The Company and all endorsers, sureties, guarantors and accommodation parties of this Note, and all other persons liable or to become liable for all or any part of the indebtedness evidenced hereby, hereby waive, jointly and severally, presentment, demand, protest, notice of dishonor, diligence and all other notices, any release or discharge arising from any extension of time, discharge of a prior party, or other cause of release or discharge other than actual payment in full hereof.

7.2           Amendments and Waivers.  Any term of this Note may be amended or modified, and obligations of the Company and the rights of Holders may be waived, only with the written consent of the Company and the Holders of at least fifty percent (50%) of the aggregate principal amount outstanding under the Notes (the “Requisite Majority”).  Any amendment or waiver effected in accordance with this Section 7.2 shall be binding upon the Company, all Holders and each transferee of any Note.  By acceptance hereof, the Holder acknowledges that in the event an amendment, waiver, conversion or other consent is approved by the Requisite Majority and the Company, any such action shall bind each Holder regardless of whether such Holder approved of such action. A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event. No delay or omission of Holder to exercise any right, whether before or after an Event of Default hereunder, shall impair any such right or shall be construed to be a waiver of any right or Default, and the acceptance at any time by Holder of any past-due amount shall not be deemed to be a waiver of the right to require prompt payment when due of any other amounts then or thereafter due and payable.

7.3           Transfer; Successors and Assigns.  The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Notwithstanding the foregoing, the Holder may not assign, pledge or otherwise transfer this Note without the prior written consent of the Company.

7.4           Time is of the Essence. Time is of the essence hereof. Upon any Event of Default hereunder, Holder may exercise all rights and remedies provided for herein and by law or equity, including, but not limited to, the right to immediate payment in full of this Note.

7.5           Usury.  Nothing in this Note shall require the Company to pay interest at a rate in excess of the maximum rate permitted by applicable law.  Any interest payable hereunder or under any other instrument relating to the indebtedness evidenced hereby that is in excess of the maximum rate permitted by applicable law shall, in the event of acceleration of maturity, late payment, prepayment, or otherwise, be applied to a reduction of the unrepaid indebtedness evidenced hereby and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of such unrepaid indebtedness, such excess shall be refunded to the Company.  To the extent not prohibited by applicable law, determination of the maximum rate permitted by applicable law shall at all times be made by amortizing, prorating, allocating and spreading in equal parts during the full term of the indebtedness evidenced hereby, all interest at any time contracted for, charged or received from the Company in connection with the indebtedness evidenced hereby, so that the actual rate of interest on account of such indebtedness is uniform throughout the term thereof.

7.6           Attorney’s Fees. It is expressly agreed that if this Note is referred to any attorney or if suit is brought to collect or interpret this Note or any part hereof or to enforce or protect any rights conferred upon the Holder by this Note or any other document evidencing or securing this Note, then the Company covenants and agrees to pay all reasonable costs, including reasonable attorneys’ fees and expenses, incurred by Holder in connection therewith.

7.7           Governing Law; Jurisdiction.  This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Florida, without giving effect to principles of conflicts of law.  The Company and Holder agree that all legal proceedings concerning the interpretation, enforcement and defense of this Note and the transactions contemplated herein shall be commenced extensively in the jurisdiction of the state or federal courts located in Palm Beach County, Florida.

7.8           Loss of Note. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and indemnity satisfactory to the Company (in case of loss, theft or destruction) or surrender and cancellation of such Note (in the case of mutilation), the Company will make and deliver in lieu of such Note a new Note of like tenor.

7.9           Shareholder Status. The Holder shall not have rights as a shareholder of the Company with respect to the unconverted portions of this Note.

 [Signature Page Follows]

IN WITNESS WHEREOF, the Company has executed this Secured Convertible Promissory Note as of the date first above written.
rVue Holdings, Inc.

By:
Name:
Title:

EXHIBIT A

FORM OF ELECTION TO CONVERT NOTICE

(To be executed by the Registered Holder in order to convert the Note)

The undersigned hereby elects to convert $_________ of the principal amount and $_________ of the interest due, if any, on the Note issued by rVue Holdings, Inc. on _____________, 2011 into shares of common stock of rVue Holdings, Inc. (the “Company”) according to the conditions set forth in Section 3 of such Note, as of the date written below.

Date of Conversion: _________________________________________________________________________________

Conversion Price: ___________________________________________________________________________________

Number of Shares of Common Stock Beneficially Owned on the Conversion Date: _______________________________
Shares to Be Delivered: _______________________________________________________________________________

Signature: _________________________________________________________________________________________

Print Name:

Address:

This Election to Convert Notice is Dated:____________________ , 20___ .